Exhibit 10.1

CITIGROUP GLOBAL MARKETS INC. 390 GREENWICH STREET NEW YORK, NEW YORK 10013	BARCLAYS 745 SEVENTH AVENUE NEW YORK, NEW YORK 10019	NATIXIS, NEW YORK BRANCH 9 WEST 57TH STREET NEW YORK, NEW YORK 10019

May 7, 2012

Patriot Coal Corporation

12312 Olive Boulevard

St. Louis, Missouri 63141

Attention: Rob Mead, Vice President & Treasurer

Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

Patriot Coal Corporation (“Borrower” or “you”) has advised Citi (as defined below), Barclays Bank PLC (“Barclays”) and Natixis, New York Branch (“Natixis”) (Citi, Barclays and Natixis, each a “Commitment Party,” and together the “Commitment Parties”; “we” or “us”) that you desire to establish senior secured credit facilities consisting of (i) a senior secured first-lien revolving credit facility in the amount of $250 million (the “Revolving Facility”) and (ii) a senior secured second-lien term loan facility in the amount of $375 million (the “Term Loan Facility” and, together with the Revolving Facility, the “Bank Facilities”), the proceeds of which would be used to finance the repayment in full and retirement of your outstanding obligations under your Existing Credit Agreement; finance the repurchase and retirement of all of your Convertible Notes which may include making provisions therefor by an escrow of funds; pay transaction costs, fees and expenses related to such repayment and repurchase and retirement; provide working capital from time to time to you and your subsidiaries; and for other general corporate purposes (such use of proceeds, together, the “Transactions”). Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in Exhibit A hereto.

Subject to the terms and conditions described in this letter agreement and the attached Exhibit A (collectively, this “Commitment Letter”), (a) Citi, Barclays and Natixis are pleased to inform you of their several and not joint commitment to provide 33 1/3%, 33 1/3% and 33 1/3%, respectively, of the principal amount of the Bank Facilities (in such capacity, each an “Initial Lender” and together the “Initial Lenders”), (b) Citi is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bank Facilities, (c) Citi is pleased to advise you of its willingness to act as the sole and exclusive collateral agent (in such capacity the “Collateral Agent”) for the Bank Facilities, and (d) each of Citi, Barclays and Natixis, as a joint lead arranger (each, in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”) and as a joint bookrunner (each, in such capacity, a “Bookrunner” and, together, the “Bookrunners”) for the Bank Facilities, is pleased to advise you of its willingness to use its commercially reasonable efforts to form a syndicate of Lenders (as defined below) under the Bank Facilities. You hereby appoint Citi as sole Administrative Agent and Collateral Agent for the Bank Facilities and each of Citi, Barclays and Natixis as a Lead Arranger and a Bookrunner for the Bank Facilities and Citi, Barclays and Natixis hereby agree to act in such respective capacities, in each case on the terms and subject to the conditions set forth or referred to in this

Commitment Letter. It is understood and agreed that Citi will have (i) “left” placement on all marketing materials relating to the Bank Facilities and (ii) rights, roles and responsibilities commensurate with a “left” lead position in the Bank Facilities.

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.	Conditions Precedent

The commitment and other obligations of each Commitment Party hereunder are subject to satisfaction or waiver of the following conditions:

(a) [Reserved];

(b) The preparation, execution and delivery of mutually acceptable loan documentation for each of the Revolving Credit Facility (the “Revolving Credit Agreement”) and the Term Loan Facility (the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement, the “Credit Agreements”), including, without limitation the Intercreditor Agreement and, relating to each of the Credit Agreements, a security agreement, mortgages, subsidiary guarantees, legal opinions, certificates attesting to the Borrower’s due authorization and authority to enter into the Credit Agreements and other agreements (collectively, the “Loan Documents”), each in form and substance reasonably satisfactory to each Commitment Party and which shall, in each case, incorporate substantially the terms and conditions outlined in this Commitment Letter, including provisions for both the Revolving Facility and the Term Loan Facility.

(c) The Collateral Agent shall have:

(i)(A) with respect to all First-Lien Obligations, a perfected, first priority security interest in and lien (each, a “lien”) on Collateral (as defined in Exhibit A) and, with respect to the Term Loan Facility, a perfected second priority lien on the Collateral (as defined in Exhibit A), which lien shall be subordinate only to the Collateral Agent’s lien securing the First-Lien Obligations, (B) all filings (except for any UCC as-extracted collateral that is thermal coal in the amount of less than 100,000 metric tons), recordations and searches (other than searches where, as determined by the Borrower in its reasonable discretion, the assets are de minimis or where the cost of conducting any such search is disproportionately large compared to the value of the assets, in each case as notified to the Commitment Parties), including, without limitation, county-level fixture filings (other than such county-level fixture filings that are (1) prohibited by the terms of the applicable lease or by applicable law, (2) for fixtures with a fair market value less than $500,000 and (3) in other cases which may be made subject to the rights of the applicable lessor) necessary or desirable in connection with such liens and security interest shall have been executed and be in proper form for filing; and

(ii) received satisfactory documentation consistent with the documentation required by the Existing Credit Agreement, subject to the Documentation Principles with respect to all real property of Borrower and its subsidiaries subject to mortgages under the Bank Facilities, which documentation shall include for each leased property for which a leasehold mortgage was obtained under the Existing Credit Agreement (collectively, the “Currently Mortgaged Leasehold Interests”),

a leasehold mortgage in recordable form, together with either (x) a landlord consent and estoppel agreement in form and substance at least as favorable to the Lenders as the prior landlord consent and estoppel agreement most recently obtained from such landlord or (y) a consent agreement to extend the existing landlord consent and estoppel agreement by and among the lessor and the lessee, substantially in the form previously agreed by the Commitment Parties and the Borrower (a “Consent Agreement”) and any such Consent Agreement shall remain in effect at the closing.

In respect of clauses (i) and (ii) above, it is understood that to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in the Collateral (other than (X) any Collateral the security interest in which may be perfected by the filing of a UCC financing statement (except for any UCC as-extracted collateral filing or any UCC fixture filing) or by the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office and (Y) any landlord consent and estoppel agreement or Consent Agreement (as applicable) for a Currently Mortgaged Leasehold Interest (except for any such agreement related to the Dodge Hill properties) and (Z) control agreements with respect to each deposit account, securities account or commodities account constituting either a main concentration or related account of the Borrower or any of its subsidiaries, in each case in which the contents of such account exceed $100,000, or as to which the Borrower or any of its subsidiaries currently has in place a control agreement under the Existing Credit Documents), is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Bank Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Collateral Agent and the Borrower; provided that (1) any security interest in the Collateral that constitutes fee-owned property of the Borrower or its subsidiaries, or any deliverable related to the perfection of such security interests, shall be provided no later than five (5) business days after the Closing Date (or such later date as the Collateral Agent may agree in its discretion), (2) any security interest in the Collateral that constitutes a Currently Mortgaged Leasehold Interest, or any deliverable related to the perfection of such security interest, shall be provided no later than five (5) business days after the Closing Date (or such later date as the Collateral Agent may agree in its discretion), except for those related to the Dodge Hill properties, (3) each UCC as-extracted collateral filing and UCC fixture filing related to any fee-owned property of the Borrower or its subsidiaries or a Currently Mortgaged Leasehold Interest shall be filed as soon as practicable but in any event no later than five (5) business days after the Closing Date (or such later date as the Collateral Agent may agree in its discretion) and (4) customary or otherwise appropriate documents in respect of pledged equity and pledged notes (exceeding a threshold to be agreed) shall be delivered as soon as practicable but in any event no later than five (5) business days after the Closing Date (or such later date as the Collateral Agent may agree in its discretion) and (5) each UCC as-extracted collateral filing and UCC fixture filing related to any property of the Borrower or its subsidiaries not described in item (3) above shall be filed as soon as practicable but in any event no later than thirty (30) days after the Closing Date (or such later date as the Collateral Agent may agree in its discretion).

For the avoidance of doubt, the Borrower shall deliver executed mortgages, Extension Agreements, UCC financing statements and any other deliverables related to the perfection of the security interests described above (other than legal descriptions to be attached to the financing statements described in item (4) above) on the Closing Date for inspection by the Commitment Parties.

(d) In the reasonable judgment of each Commitment Party, no material adverse change in the business, condition (financial or otherwise), or operations of the Borrower and its subsidiaries, taken as a whole, since December 31, 2011, shall have occurred or could reasonably be expected to occur; provided that a material adverse change shall not include a change in the business, condition (financial or otherwise) or operations arising out of or attributable to (i) conditions or effects that generally affect the industries in which the Borrower and its subsidiaries operate (including legal and regulatory changes), (ii) general economic or political conditions affecting the United States, (iii) effects resulting from changes affecting capital market conditions in the United States (including in each of clauses (i), (ii) and (iii) above, any effect or condition resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States) or (iv) effects arising from changes in laws or accounting principles, except that a material adverse change shall include any change arising out or attributable to the matters described in clauses (i) through (iv) above to the extent the Borrower or its subsidiaries are disproportionately affected relative to other participants in the industries in which the Borrower and its subsidiaries operate.

(e) All representations that the Borrower makes to each Commitment Party in the Loan Documents and in Section 8 of this Commitment Letter shall be accurate and complete (i) in the case of representations qualified as to materiality, in all respects and (ii) in the case of representations not qualified as to materiality, in all material respects.

(f) The execution, delivery and compliance with the terms of this Commitment Letter and the Fee Letter, including without limitation, the payment in full of all fees, expenses and other amounts payable under this Commitment Letter and the Fee Letter and compliance with the provisions of Section 3 hereof.

(g) Each Commitment Party’s receipt of, not later than 20 business days prior to the Closing Date, and satisfaction in all respects with, (i) an audited consolidated balance sheet of the Borrower as of December 31, 2011 and related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower for the year ended December 31, 2011; (ii) an unaudited condensed consolidated balance sheet of the Borrower as of March 31, 2012 and related unaudited condensed consolidated statements of operations and cash flows of the Borrower for the three months ended March 31, 2012 (with respect to which independent auditors shall have performed a SAS 100 review), which audited and unaudited financial statements shall be prepared in accordance with United States generally accepted accounting principles; (iii) a pro forma consolidated balance sheet and related statement of income of the Borrower, as of and for the twelve-month period ended March 31, 2012, in each case, after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statement) and (iv) the Borrower’s most recent Projections through the 2016 fiscal year, prepared on a quarterly basis through the end of 2013.

(h) Each Commitment Party’s receipt of ratings letters from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) assigning credit ratings to each of the Bank Facilities and updating corporate family/corporate credit ratings in respect of the Borrower.

(i) Each Commitment Party’s receipt from the Borrower of evidence of insurance required in the Loan Documents.

(j) The Lead Arrangers shall have had a period of at least 20 business days following the delivery of the complete, printed confidential information memorandum suitable for use in a customary syndication of bank financing to syndicate the Bank Facilities

(k) The concurrent completion of (i) the repurchase and retirement in full of the Borrower’s Convertible Notes or entry into satisfactory escrow or similar arrangements to fund such repurchase and retirement after the Closing Date and (ii) the payment in full and termination of the Borrower’s Existing Credit Agreement and all security interests granted thereunder.

(l) The Borrower shall have no outstanding indebtedness for borrowed money other than (i) the Bank Facilities, (ii) $250 million in principal amount of its 8.25% Senior Notes due 2018, (iii) without duplication of clause (i) hereof, up to an aggregate of $350 million in letters of credit incurred under the Revolving Facility and the Borrower’s accounts receivable securitization program (it being understood that only an amount up to the total Revolving Facility commitments may be outstanding under the Revolving Facility) or other letters of credit to the extent fully cash collateralized with proceeds of the Term Loan Facility, (iv) other debt under such accounts receivable securitization program, (v) up to $20 million in other indebtedness for borrowed money and (vi) $200 million in principal amount of its Convertible Notes; provided that such Convertible Notes may remain outstanding only if the Borrower has deposited an amount of funds in escrow (as contemplated above) sufficient to repurchase such Convertible Notes.

(m) Each Commitment Party’s receipt of a solvency certificate from a senior financial or treasury officer of the Borrower, in form and substance reasonably satisfactory to each Commitment Party, confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the borrowing under the Bank Facilities and the application of the proceeds as described herein.

(n) Each Lender’s receipt of all information and documentation relating to the Borrower as required under applicable anti-money laundering and “know your customer” laws, rules and regulations, including the Patriot Act (as defined in Section 15 below).

(o) The satisfaction or waiver of the other conditions precedent to the initial funding and all extensions of credit set forth in Exhibit A.

2.	Commitment Termination

Each Commitment Party’s commitment and the other obligations set forth in this Commitment Letter will terminate on the earlier of (A) July 6, 2012 and (B) the date the Loan Documents become effective (such earlier date, the “Termination Date”) unless each Commitment Party shall, in its discretion, agree to an extension in writing. Before such date, (i) each Commitment Party may terminate its commitment and other obligations hereunder if any event occurs or information becomes available that, in its reasonable judgment, results in, or is likely to result in, the failure to satisfy the condition set forth in Section 1(d) or 1(f) (insofar as Section 1(f) applies to compliance with the provisions of Section 3 hereof) and (ii) the Borrower may terminate this agreement upon written notice to each Commitment Party.

3.	Syndication

The Lead Arrangers reserve the right, before or after the execution and delivery of the Loan Documents (such date, the “Closing Date”), to syndicate all or a portion of the Initial Lenders’ commitments under the Bank Facilities to one or more other financial institutions and institutional lenders in consultation with you that will become parties to the applicable Loan Documents (such financial institutions, the “Lenders”).

The Lead Arrangers, in their capacity as such, will manage all aspects of the syndication of the Bank Facilities in consultation with you, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, the assignment of any titles, and the compensation to be provided to the Lenders.

Until the earlier of (x) the date of completion of a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 90 days after the Closing Date (in either case, the “Syndication Date”), you agree to take all such actions as the Lead Arrangers may reasonably request to assist the Lead Arrangers in forming a syndicate acceptable to the Lead Arrangers and in consultation with the Borrower. The Borrower’s assistance in forming such syndicate shall include but not be limited to: (i) making senior management (which, for the avoidance of doubt, will include the chief executive officer or any other senior management executives reasonably acceptable to the Lead Arrangers), representatives and advisors of the Borrower available to participate in informational meetings with potential Lenders and rating agencies at such times and places as the Lead Arrangers may reasonably request; (ii) using your commercially reasonable efforts to ensure that the syndication effort benefits from the Borrower’s existing lending relationships; (iii) your and your affiliates’ assistance (including using your commercially reasonable efforts to cause your advisors, as applicable, to assist) in the preparation of a confidential information memorandum for the Bank Facilities and other marketing and rating agency materials to be used in connection with the syndication of the Bank Facilities; (iv) promptly providing the Lead Arrangers with all information reasonably deemed necessary by them to successfully complete the syndication of the Bank Facilities; (v) assisting in arranging for (A) the rating of the Bank Facilities by Moody’s and S&P and (B) an updated corporate family/corporate credit rating in respect of the Borrower from Moody’s and S&P. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you or any of your affiliates.

You acknowledge that (i) the Lead Arrangers may make available any Information and Projections (each as defined in Section 8) (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you or any of your securities) (each, a “Public Lender” and each Lender that is not a Public Lender, a “Private Lender”). You agree (A) to assist the Lead Arrangers in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning you or your securities for purposes of United States federal and state securities laws; (B) to identify all Company Materials that are to be made available to Public Lenders by clearly and conspicuously marking them as “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (C) that by marking Company Materials “PUBLIC,” you will be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Company Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to you or your securities for purposes of United States federal and state securities laws; (D) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated

“Public Lender”; (E) the Lead Arrangers will be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender”; and (F) the following documents may be distributed to Private Lenders and Public Lenders: (I) drafts and final versions of the Loan Documents, (II) administrative materials prepared by the Lead Arrangers for potential Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda), and (III) term sheets and notification of changes in the terms and conditions of the Bank Facilities.

To ensure an orderly and effective syndication of each of the Bank Facilities you agree that, until the Syndication Date, you will not and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof) that could reasonably be expected (in the sole discretion of the Lead Arrangers) to adversely affect the syndication of the Bank Facilities without the prior written consent of the Lead Arrangers (not to be unreasonably withheld), other than (i) the Bank Facilities, in whole or in part, (ii) the Borrower’s existing accounts receivable securitization program and any amendments, extensions or modifications thereof, or (iii) the repurchase of the Borrower’s Convertible Notes.

4.	Fees

In addition to the fees described in Exhibit A, you will pay the non-refundable fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) between you and the Commitment Parties at the times provided therein. The terms of the Fee Letter are an integral part of each Commitment Party’s commitment and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof. The fees described in the Fee Letter and Exhibit A shall be nonrefundable when paid.

5.	Indemnification

You agree to indemnify and hold harmless Citi, Barclays and Natixis, each Lender and their respective affiliates and the officers, directors, members, employees, agents, advisors, representatives and controlling persons of each of the foregoing (collectively, the “Indemnified Persons”), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, to which any such Indemnified Person may become subject (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with this Commitment Letter, the Fee Letter, the Loan Documents and the other transactions contemplated hereby, each of the Bank Facilities and the use of the proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel and one separate regulatory counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. No Indemnified Person will be liable to the Borrower or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons. Notwithstanding any other provisions of this Commitment Letter to the contrary, neither you nor any Indemnified Person shall be liable on any theory of liability for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profit, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Bank Facilities, the Loan Documents and the Transactions contemplated hereby; provided that this provision shall not limit your indemnification obligations set forth above. Each Indemnified Person will promptly notify you upon receipt of written notice of any claim or threat to institute a claim, provided that any failure by any Indemnified Person to give such notice shall not relieve you from the obligation to indemnify the Indemnified Persons, unless and to the extent you did not otherwise learn of such claim or threat to institute a claim and such failure results in your forfeiture of substantial rights and defenses.

6.	Costs and Expenses

You shall pay or reimburse each Commitment Party on demand for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by one firm of counsel and one separate regulatory counsel for all Commitment Parties, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Commitment Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where each Commitment Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Commitment Party), whether incurred before or after the date hereof, in connection with the Bank Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Loan Documents and any security arrangements in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel, regardless of whether any of the transactions contemplated hereby are consummated. You further agree to pay all reasonable and documented or invoiced out-of-pocket costs and expenses of each Commitment Party (including, without limitation, the reasonable and documented or invoiced out-of-pocket fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights or remedies hereunder.

7.	Confidentiality

By accepting delivery of this Commitment Letter, you agree that this Commitment Letter and the Fee Letter and the contents thereof are for your confidential use only and that neither their existence nor the terms thereof will be disclosed by you to any person without the prior written approval of the Lead Arrangers other than to your affiliates and your and their officers, directors, employees, attorneys, accountants, agents and other advisors, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) following your acceptance of the provisions hereof and the return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (ii) you may disclose the existence and contents of this Commitment Letter, including Exhibit A, to any rating agency or other person in connection with the Transactions to the extent necessary to satisfy your obligations or the conditions hereunder, (iii) you may make such public disclosures of any of the terms and conditions hereof pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or as otherwise required by law or compulsory legal process or to the extent requested or required by governmental and/or regulatory or self-regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure), (iv) you may disclose the existence and terms of this Commitment Letter, the transactions contemplated hereby and the sum of the aggregate fee amounts contained in the Fee Letter and transaction expenses and fees to the public (including by means of an earnings call, earnings release, press release or public filing with the Securities and Exchange Commission describing such transactions and (v) you may disclose the sum of the aggregate fee amounts contained in the Fee Letter and transaction fees and expenses, as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering or marketing materials for the Bank Facilities or in any public filing related to the Transactions; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof. Notwithstanding any other provision in this Commitment Letter, Citi hereby confirms that the Borrower and the Borrower’s affiliates and its and their respective officers, directors, employees, advisors, agents and representatives will not be limited from disclosing the U.S. tax treatment or the U.S. tax structure of the Bank Facilities.

8.	Representations and Warranties

You represent and warrant that (i) all information, other than Projections (as defined below) that has been or will hereafter be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), taken as a whole as of the Closing Date, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of you or by any of your representatives on your behalf in connection with the transactions contemplated hereby and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are or were reasonable as of the date of the preparation of such Projections; it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that the Projections will be realized. If, at any time prior to the latest of the (x) Closing Date, (y) Syndication Date and (z) termination of this Commitment Letter, you become aware that any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and/or the Projections so that such representations and warranties contained in this paragraph remain accurate and complete in all material respects as of the date of such newly provided Information or Projections.

In arranging the Bank Facilities including the syndication of the Bank Facilities, the Commitment Parties will be entitled to use, and to rely on the accuracy of, the Information without responsibility for independent verification thereof.

9.	No Third-Party Reliance; Not a Fiduciary, Etc.

The agreements of each Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Bank Facilities are made solely for your benefit and the benefit of each Commitment Party, as applicable, and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties.

You hereby acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s-length basis, and the parties hereto do not intend that each Commitment Party act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You and each Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. You also hereby acknowledge that each Commitment Party has not advised and is not advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem it appropriate.

You understand that each Commitment Party and its affiliates (collectively, the “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, commodities trading, securities trading, corporate and investment banking and research). Members of the Group and businesses within the Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with your interests. For example, the Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of you or your affiliates or other entities connected with the Facility or the transactions contemplated hereby.

In recognition of the foregoing, you agree that the Group is not required to restrict its activities as a result of this Commitment Letter and that the Group may undertake any business activity without further consultation with or notification to you. Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict the Group from acting on behalf of other customers or for its own account. Furthermore, you agree that neither the Group nor any member or business of the Group is under a duty to disclose to you or use on your behalf any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with the Group’s long-standing policy to hold in confidence the affairs of its customers, the Group will not use confidential information obtained from you except in connection with its services to, and its relationship with, you; provided, however, that the Group will be permitted to disclose information in any manner as required by law, regulation, regulatory authority or other applicable judicial or government order.

10.	Assignments

You may not assign or delegate any of your rights or obligations under this Commitment Letter or any Commitment Party’s commitment hereunder without such Commitment Party’s prior written consent, and any attempted assignment without such consent shall be void ab initio.

11.	Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

12.	Governing Law.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.	Taxes; Payments.

All payments under this Commitment Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York by wire transfer of immediately available funds and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. You will pay any and all such taxes and will indemnify each Commitment Party for and hold it harmless against any such taxes and any liability arising therefrom or with respect thereto.

You will make all payments hereunder without condition or deduction for any counterclaim, defense, recoupment or setoff.

14.	Waiver of Jury Trial; Consent to Jurisdiction, Etc.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

With respect to all matters relating to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking relating thereto, the Borrower hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan of the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iii) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Borrower at the addresses specified on the first page of this Commitment Letter. Nothing herein will affect the right of any Commitment Party to serve legal process in any other manner permitted by law or affect any Commitment Party’s right to bring any suit, action or proceeding against the Borrower or its property in the courts of other jurisdictions. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

15.	Patriot Act

The Commitment Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Commitment Parties and the Lenders are required to obtain, verify and record information that identifies the Borrower and the guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the guarantors that will allow the Commitment Parties or such Lender to identify the Borrower and the guarantors in accordance with the Patriot Act. In that connection, each Commitment Party and each Lender may also request corporate formation documents, or other forms of identification, to verify information provided. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and the Lenders.

16.	Miscellaneous

This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by electronic means shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 3 through 9, 12 through 14 and 16 shall survive the termination of each Commitment Party’s commitment hereunder shall remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. You acknowledge that information and documents relating to the Bank Facilities may be transmitted through the Platform.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them, to Christopher Wood, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (facsimile: (646) 291-5515) with copies to: Paul Cugno, Barclays Bank PLC, 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-4330) and Carlos Quinteros, Natixis, New York Branch, 333 Clay Street, Houston, Texas 77002 (facsimile: (713) 583-7284) at or before 5:00 p.m. (New York City time) on May 8, 2012, the time at which the commitment and other obligations of each Commitment Party set forth above (if not so accepted prior thereto) will terminate.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Christopher Wood
Name:	Christopher Wood
Title:	Director

BARCLAYS BANK PLC

By:	/s/ Anne E. Sutton
Name:	Anne E. Sutton
Title:	Director

NATIXIS, NEW YORK BRANCH

By:	/s/ Frank Ferrara
Name:	Frank Ferrara
Title:	Managing Director

NATIXIS, NEW YORK BRANCH

By:	/s/ Jeffrey Knowles
Name:	Jeffrey Knowles
Title:	Managing Director

Accepted and agreed to as of

the date first written above:

PATRIOT COAL CORPORATION

By:	/s/ Mark N. Schroeder
Name:	Mark N. Schroeder
Title:	Senior Vice President, Chief Financial Officer

EXHIBIT A

Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter to which this Summary of Principal Terms and Conditions is attached.

Borrower:	Patriot Coal Corporation (the “Borrower”).

Lead Arrangers and Bookrunners:	Citi, Barclays and Natixis (collectively, in such capacities, the “Lead Arrangers” and “Bookrunners”).

Administrative Agent:	Citi (in such capacity, the “Administrative Agent”).

Collateral Agent:	Citi (in such capacity, the “Collateral Agent”).

Lenders:	Citi, Barclays, Natixis and a syndicate of financial institutions and institutional lenders selected by the Lead Arrangers in consultation with the Borrower as provided in the Commitment Letter (the “Lenders”).

Guarantors:	All obligations under the Bank Facilities and under any cash management, interest rate protection or other hedging arrangements entered into with the Administrative Agent, any Lender, or any affiliates of the foregoing shall be unconditionally and irrevocably guaranteed on a senior secured basis (the “Guarantees”) by the same entities as required under the Existing Credit Agreement, including all of the existing and future, direct and indirect, wholly-owned, domestic restricted subsidiaries of the Borrower, subject to certain exceptions.

Bank Facilities:

(A)    A senior secured first-lien revolving credit facility (the “Revolving Facility” and together with the Term Loan Facility, the “Bank Facilities”) in an aggregate principal amount of $250 million, of which (i) the entire amount will be available for the issuance of letters of credit (“Letters of Credit”) and (ii) $50 million will be available as a swingline subfacility (the “Swingline Facility” and any loan issued under the Swingline Facility, a “Swingline Loan”).

(B) A senior secured second-lien term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $375 million.

Letters of Credit issued under the Revolving Facility will be issued by one or more Lenders reasonably acceptable to the Bor-

B-1

rower (the “Issuing Bank”). Each Letter of Credit shall expire not later than the earlier of (a) twelve months after the original date of issuance and (b) the seventh business day prior to the Revolving Maturity Date (as defined below), subject to certain automatic extension and automatic reinstatement provisions substantially consistent with the Existing Credit Agreement.

Drawings in respect of any Letter of Credit shall be reimbursed by the Borrower on the same business day if the Borrower receives notice by 1:00 p.m. (New York City time) on such date, or the next business day if notice is not received by such time. To the extent the Borrower does not reimburse the Issuing Bank by the time set forth above, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank on a pro rata basis in accordance with their respective commitments under the Revolving Facility.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Maturity and Amortization:	Revolving Facility: The Revolving Facility shall mature on June 30, 2016 (the “Revolving Maturity Date”). There shall be no amortization in respect of the loans under the Revolving Facility (the “Revolving Loans”; each of the Term Loans and the Revolving Loans, a “Loan” and collectively, the “Loans”), except to the extent of any mandatory prepayment, as described below.

Term Loan Facility: The Term Loan Facility shall mature on December 31, 2017 (the “Term Maturity Date”). The loans under the Term Loan Facility (the “Term Loans”) will amortize in equal quarterly installments aggregating 1% of the initial principal amount of the Term Loan Facility per year.

Purpose and Availability:	Revolving Facility: Upon satisfaction or waiver of the conditions precedent to drawing to be specified in the applicable Credit Agreement, the Revolving Loans shall be available after the Closing Date and shall be utilized solely for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes. The Revolving Facility will be undrawn on the Closing Date (other than an agreed upon amount of Letters of Credit issued thereunder). Revolving Loans may be borrowed, repaid and reborrowed.

Term Loan Facility: Upon satisfaction or waiver of the conditions precedent to drawing to be specified in the applicable Credit Agreement, the full amount of the Term Loan Facility shall be available in a single borrowing on the Closing Date and shall be utilized (a) to refinance in full the Amended and Restated Credit Agreement dated as of May 5, 2010 among the Borrower, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and the other lenders party thereto (as amended, the “Existing Credit Agreement”), (b) to finance the repurchase and retirement of all of the Borrower’s 3.25% Convertible Senior Notes due 2013 (the “Convertible Notes”) which may include making provisions therefor by an escrow of funds, (c) to pay fees and expenses incurred in connection with the Transactions, (d) to provide working capital to the Borrower and its subsidiaries and (e) for other general corporate purposes. Once repaid, no amount of Term Loans may be reborrowed.

Incremental Facilities:	The Bank Facilities will permit the Borrower to add one or more incremental term loan facilities to the Bank Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”); provided that such Incremental Facilities shall not exceed $50 million in the aggregate and provided, further, that no more than $25 million of such amount shall be allocated to Incremental Revolving Facilities. In respect of such Incremental Facilities: (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) all financial covenants would be satisfied on a pro forma basis as if such incurrence had occurred on the first day of the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) any Incremental Revolving Facility will have the same maturity date, weighted average life to maturity, interest margins and covenants as the Revolving Facility and otherwise substantially the same terms as the Revolving Facility; (v) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Loan Facility, (vi) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Loan Facility, (vii) the interest margins for the Incremental Term Facility shall be determined by the Borrower and the Lenders of the Incremental Term Facility; provided that in the event that the interest margins for any Incremental Term Facility are greater than the Interest Margins for the Term Loan Facility by more than 25 basis points, then the Interest Margins for the Term Loan Facility shall be increased to the extent necessary so that the interest margins for such excess Incremental Term Facility are equal to the Interest Margins for the Term Loan Facility plus 25 basis points; provided, further, that in determining the Interest Margins applicable to the Term Loan Facility and the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term Loan Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Lead Arrangers (or its affiliates) in connection with the Term Loan Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded and (z) if the LIBOR rate in respect of such Incremental Term Facility includes an interest rate floor greater than the LIBOR rate then applicable to the existing Term Loan Facility, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the existing Term Loan Facility shall be required, (viii) any Incremental Facility will rank pari passu in right of payment with the Revolving Facility and the Term Loan Facility and be secured by the Collateral (A), in the case of an Incremental Revolving Facility, on a pari passu basis with the Revolving Facility and (B), in the case of an Incremental Term Loan Facility, on a pari passu or junior basis with the Term Loan Facility and shall be subject to an intercreditor agreement not less favorable to the holders of the First-Lien Obligations than the Intercreditor Agreement, and (ix) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that to the extent such documentation differs from the Term Loan Facility, it shall be reasonably satisfactory to the Administrative Agent.

Collateral:	The Revolving Facility, any cash management and all interest rate protection and other hedging arrangements entered into with the Administrative Agent, any Revolving Facility Lender, or any affiliates of the foregoing (collectively, the “First-Lien Obligations”) will be secured by a valid and perfected first priority lien on and security interest in (x) the collateral that secures the Existing Credit Agreement and (y) the additional assets as agreed by the Borrower and the Commitment Parties (subject to certain exceptions and thresholds substantially consistent with the existing collateral documentation under the Existing Credit Agreement or otherwise agreed) whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”).

The Term Loan Facility will be secured by a valid and perfected lien and security interest in the Collateral, which shall be subordinate only to the lien and security interest securing the First-Lien Obligations.

All pledges, security interests and mortgages shall be created on terms and pursuant to documentation substantially consistent with the existing collateral documentation under the Existing Credit Agreement, provided that separate security agreements and mortgages shall be entered into with respect to the First-Lien

Obligations and the Term Loan Facility to reflect the respective lien priorities described herein and subject to the Documentation Principles, and satisfactory to the Collateral Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions substantially consistent with the Existing Credit Documents or otherwise agreed upon.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the First-Lien Obligations and the Term Loan Facility will be set forth in a customary first-lien/second-lien intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably acceptable to the Revolving Facility Lenders. The Intercreditor Agreement will provide that, subject to a customary standstill provision and any other customary exceptions and qualifications, so long as any obligations are outstanding under the Revolving Facility, the Administrative Agent will control at all times all remedies and other actions related to the collateral, and the secured parties under the Term Loan Facility will not be entitled to take any action with respect to the Collateral (other than limited actions to preserve and protect the liens securing the Term Loan Facility that do not impair the liens securing the First-Lien Obligations), all on terms reasonably acceptable to the Revolving Facility Lenders.

Documentation Principles:	The Loan Documents shall contain the terms set forth in this Exhibit A and, to the extent any other terms are not expressly set forth in this Exhibit A, will be negotiated in good faith and shall contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that, with respect to such other terms, the Loan Documents will be substantially similar to the terms of the Existing Credit Agreement and the other Loan Documents defined therein (collectively, the “Existing Credit Documents”), as modified as appropriate, taking into account the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices and the projections provided to the Lead Arrangers on or prior to the date hereof and then prevailing market conditions in connection with the syndication of similar transactions of this type to the extent the Lead Arrangers determine that such modifications are necessary or advisable in order to facilitate a Successful Syndication (as defined in the Fee Letter) (the “Documentation Principles”).

Interest and Unused Commitment Fees:	At the Borrower’s option, the Loans will bear interest based on the Base Rate or LIBOR (in each case, as defined below), except that all swingline borrowings will accrue interest based only at a rate based on LIBOR:

A. Base Rate Option

Interest under this option will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in (i) when computed by reference to the prime or base commercial lending rate, a year of 365 days (or 366 days in a leap year) and (ii) when computed by reference to the Federal Funds Rate or LIBOR, a year of 360 days. “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time and (c) LIBOR for an interest period of one month beginning on such day plus 1%; provided that, in the case of any Term Loan, the Base Rate shall not be less than 2.50%. Interest on Base Rate borrowings will be paid quarterly in arrears and on the Maturity Date.

Base Rate borrowings will be in minimum amounts to be agreed upon and will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by the Borrower (“Interest Periods”) of one, two, three or six months (or, if each applicable Lender agrees, a shorter period) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that, in the case of any Term Loan, LIBOR shall not be less than 1.50% (the “Term Loan LIBOR Floor”). LIBOR will be determined by reference to the rate appearing on Reuters Screen Libor 01 for the applicable interest period (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market). Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, every three months (each such date, an “Interest Payment Date”), and will be calculated on the basis of the actual number of days elapsed in a year of 360 days; provided, however that, in the event of a prepayment of a LIBOR borrowing on a date other than an Interest Payment Date, interest shall be payable on the date of the prepayment on the amount prepaid. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings (which shall include all Loans that are Swingline Loans) will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

C. Interest and Unused Commitment Fee Margins

The applicable Interest Margin will be the applicable rate per annum set forth in the following table. In the case of the Revolving Facility, “CNLR” means the Borrower’s consolidated net leverage ratio, as determined consistent with the Existing Credit Facility, subject to the Documentation Principles.

The applicable Unused Commitment Fee will be the per annum rate set forth in the following table, calculated quarterly on the unused amount of the commitments under the Revolving Facility (calculated on an actual/360-day basis), payable (a) quarterly in arrears and (b) on the date of termination or expiration of the commitments.

	Base Rate Loans	LIBOR Loans	Unused Commitment Fee
Revolving Facility
Initial Level	3.750%	4.750%	0.750%
CNLR ≥ 3.25x	4.000%	5.000%	0.750%
CNLR ≥ 2.00x	3.750%	4.750%	0.750%
CNLR ≥ 1.00x	3.250%	4.250%	0.625%
CNLR < 1.00x	2.750%	3.750%	0.500%
Term Loan Facility	7.000%	8.000%

Default Interest:	Substantially identical to Section 2.08(b) of the Existing Credit Agreement, subject to the Documentation Principles.

Letter of Credit Fees:	The Borrower shall pay quarterly and on the date that is seven days prior to the Revolving Maturity Date, if applicable, (or the next preceding business day) (a) to the Issuing Bank for its own account a fronting fee equal to 0.25% per annum on the aggregate face amount of each Letter of Credit issued and (b) to the Lenders under the Revolving Facility a participation fee equal to the applicable Interest Margin for LIBOR Revolving Loans on the aggregate undrawn amount of each such Letter of Credit, in each case calculated on an actual/360-day basis. Other customary administrative, issuance, amendment and other charges shall be payable to the Issuing Bank for its own account.

Mandatory Prepayments:	The Bank Facilities shall be prepaid under conditions substantially the same as under the Existing Credit Agreement, subject to the Documentation Principles, but will include an amount equal to: (a) 100% of the net cash proceeds from asset sales and insurance or condemnation proceeds (subject to agreed reinvestment rights), except for asset sales of up to $50 million in the aggregate from and after the Closing Date; (b) 100% of debt incurrence proceeds (subject to permitted debt, which shall include $150 million of convertible bonds; provided that such convertible bonds (1) are unsecured, (2) do not have a maturity date, a permitted call or permitted put date (other than a put date occasioned by a customary change in control provision) or a weighted average life that is less than six months after the Maturity Date for the Term Loan, (3) do not contain covenants that, when taken as a whole, are more restrictive than those of the Revolving Loan or the Term Loan and do not contain financial covenants that are more restrictive than those of the Revolving Loan or the Term Loan and (4) are not debt of, or guaranteed by any subsidiaries of the Borrower); and (c) with respect to the Term Loan Facility only, 50% of excess cash flow (to be defined in a manner to be agreed).

Voluntary Prepayments and Commitment Reductions:	The Borrower may prepay, in whole or in part, the Bank Facilities, together with, in respect of any LIBOR borrowings, any accrued and unpaid interest to the date of prepayment, with prior notice but without premium or penalty except as described in the next paragraph (other than any breakage or redeployment costs) and in minimum amounts to be agreed. Voluntary reductions to the unutilized commitments of the Revolving Facility may be made from time to time by the Borrower without premium or penalty.

Voluntary prepayments of the Term Loan Facility during the first three years after the Closing Date shall be made at the following percentages of the principal amount prepaid: (i) 103% during the first year, (ii) 102% during the second year and (iii) 101% during the third year.

Application of Prepayments:	Subject to the Documentation Principles, prepayments will be applied (i) in the case of voluntary prepayments, as directed by the Borrower and (ii) in the case of mandatory prepayments, on a pro rata basis to the Revolving Facility and the Term Loan Facility, except that prepayments of excess cash flow shall be applied solely to the Term Loan Facility. Any mandatory payments allocated to the Revolving Facility will be applied first, to repay amounts outstanding under the Revolving Facility and second, to cash collateralize Letters of Credit. Any mandatory payments allocated to the Term Loan Facility will be applied first, to scheduled amortization payments in inverse chronological order and any excess will be applied on a pro rata basis.

Conditions Precedent to Initial Funding:	The conditions set forth in the Commitment Letter plus conditions substantially consistent with the Existing Credit Agreement, subject to the Documentation Principles, including: (a) executed Credit Agreement and Guarantees, (b) the delivery of notes (to the extent requested by a Lender at least three business days prior to the Closing Date), (c) the delivery of executed pledge and security agreements, by the Borrower and, as applicable, each Guarantor, (d) delivery of an executed secretary’s certificate with customary exhibits by the Borrower and each Guarantor, (e) delivery of legal opinions, (f) delivery of an officer’s certificate certifying to conditions precedent to all extensions of credit and, except as previously disclosed, no material adverse change, (g) delivery of a solvency certificate, (h) evidence of insurance, (i) delivery of executed payoff letters and UCC-3 termination statements in connection with the repayment and retirement of the Existing Credit Agreement, (j) such other customary closing deliverables as may be reasonably requested and agreed by the Administrative Agent and the Borrower and (k) payment of fees and expenses.

Conditions Precedent to All Extensions of Credit:	Conditions precedent to each borrowing under the Bank Facilities shall be substantially consistent with the Existing Credit Agreement and limited, subject to the Documentation Principles, to: (a) delivery of a notice of borrowing or letter of credit request; (b) the absence of any default or event of default at the time of, and after giving effect to, such borrowing; and (c) the accuracy in all material respects of the representations and warranties of the Borrower and the Guarantors at the time of, and after giving effect to, such borrowings.

Representations and Warranties:	Substantially consistent with the Existing Credit Documents and materiality qualifiers, as applicable, and limited, subject to the Documentation Principles, to: existence, qualification and power, authorization, execution and delivery of the Loan Documents; governmental authorization and no other necessary consents; no material litigation; absence of defaults and events of default; absence of defaults under existing indebtedness of the Borrower, each of the Guarantors and each of their respective subsidiaries; ownership of property free and clear of liens; binding effect; delivery of audited financial statements and other financial information; payment of fees and expenses; absence of any material adverse change in the business, assets, operations, property or condition (financial or otherwise), of the Borrower and its subsidiaries, taken as a whole; OFAC compliance; environmental compliance; mining financial assurances; insurance; tax compliance; ERISA compliance; disclosure of subsidiaries and equity interests; not an “investment company” and not in the business of purchasing or carrying margin stock; disclosure; compliance with laws; ownership of IP; solvency; casualty; labor matters; collateral documents effective to create a valid lien on the Collateral; use of proceeds; compliance with the Coal Act and the Black Lung Act.

Affirmative Covenants:	Substantially consistent with the Existing Credit Documents and materiality qualifiers, as applicable, and limited, subject to the Documentation Principles and the additional covenant agreed by the Borrower and the Commitment Parties, to: delivery of financial statements and other information; delivery of notices, certificates and other information; payment of obligations; existence and conduct of business; maintenance of properties and insurance; compliance with laws; maintenance of books and records; inspection and audit rights; use of proceeds; duty to guarantee obligations and give security; environmental compliance and preparation of environmental reports; compliance with leaseholds and related documents; mining financial assurances; maintenance of reserves for certain long term liabilities and environmental reserves; post-closing obligations; and further assurances.

Negative Covenants:	Substantially consistent with the Existing Credit Documents and materiality qualifiers, as applicable, and limited, subject to the Documentation Principles and the additional covenant agreed by the Borrower and the Commitment Parties, to: limitations on indebtedness; limitations on liens; limitations on investments; limitations on fundamental changes; limitations on dispositions; limitations on restricted payments; limitations on changes in nature of business; limitations on transactions with affiliates; limitations on restrictive agreements; limitations on the use of proceeds; limitations on amendments to organizational documents, certain specified documents and indebtedness; limitations on accounting changes; limitations on capital expenditures; limitations on prepayments of indebtedness; and limitations on negative pledge clauses.

In addition, with respect to the Currently Mortgaged Leasehold Interests, the Borrower will agree not to make amendments that would be materially adverse (x) to the Lenders’ security interests in each applicable modified lease or (y) the market value of such leases taken as a whole.

Financial Covenants:	(a) Maintenance of a minimum interest coverage ratio and (b) maintenance of a maximum net total leverage ratio, in each case determined consistently with the Existing Credit Agreement, subject to the Documentation Principles, with levels providing a percentage of cushion to be agreed upon from the Projections; provided that, in respect of the Term Loan Facility, each such ratio shall be equal to the sum of (x) the relevant ratio for the Revolving Facility and (y) 0.5.

Events of Default:	Substantially consistent with the Existing Credit Agreement and limited, subject to the Documentation Principles, to: nonpayment of principal, interest or other amounts (with a 3-business day grace period in the case of interest or other amounts); breach of covenants; inaccuracy of representations and warranties; cross-acceleration and cross-default in excess of a threshold amount (to be agreed); insolvency proceedings; inability to pay debts and attachment; judgments in excess of a threshold amount (to be agreed); ERISA events; actual or asserted invalidity of any Guarantee or the Loan Documents; Change of Control (to be defined); tax matters; and failure of any collateral document to create a valid and perfected lien (with the required priority) on the Collateral. The Revolving Facility and the Term Loan Facility will be cross-defaulted such that an Event of Default under either facility will be an Event of Default under the other facility.

Expenses and Indemnity:	The Borrower’s obligation to pay, reimburse or indemnify the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Lenders and their respective affiliates will be substantially consistent with the Existing Credit Agreement, subject to the Documentation Principles.

Waivers and Amendments:	Amendments and waivers of the provisions of the Loan Documents shall require the approval of Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the relevant Bank Facility; provided that (a) the consent of each affected Lender shall be required with respect to: (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees of such Lender; (iii) extensions of scheduled amortization or the final maturity date; (iv) releases of all or substantially all of the Collateral or the guarantees; (v) modification of the voting percentages (or any of the applicable definitions related thereto) and (vi) modifications to the pro rata provisions and (b) if applicable, consent of the Lenders holding not less than a majority of any class of loans under the relevant Bank Facility shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects another class.

The Loan Documents shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to providing cash collateral to support swingline loans or letters of credit, the suspension of voting rights, rights to receive certain fees, and the termination or assignment of commitments or loans of such Lenders).

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Bank Facilities. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and, in the case of an assign-

ment of commitments in respect of the Revolving Facility, each Issuing Bank, each Swing Line Lender and the Borrower; provided that (a) no consent of the Borrower shall be required (i) for an assignment to an existing Lender or an affiliate of an existing Lender or (ii) during a default and (b) if the Borrower has not responded to a written request for consent within ten days, the Borrower will be deemed to have consented to such assignment; provided, further, that no consent of the Administrative Agent shall be required for an assignment to an existing Lender or an affiliate of an existing Lender. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Bank Facilities.

Yield Protection, Taxes and Other Deductions:	The Loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements and protection consistent with, as to Basel III and the Dodd-Frank Wall Street Reform and Consumer Protection Act, the “Change in Law” provision in the Model Credit Agreement dated August 11, 2011, published by the Loan Syndications and Trading Association.

The Loan Documents will provide that all payments are to be made free and clear of any taxes subject to customary exceptions.

Governing Law:	The State of New York, except as to real estate and certain other collateral documents required to be governed by local law. Each party to the Loan Documents will waive the right to trial by jury and the Borrower and the Guarantors will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan of the City of New York.

Counsel to the Lead	Cleary Gottlieb Steen & Hamilton LLP.
Arranger and Administrative Agent